EXHIBIT 10.25

A REQUIREMENTS AGREEMENT WITH ELIGIBLE INDEPENDENT PROVIDERS/ AGENCIES FOR THE PROVISION OF RELATED SERVICES TO STUDENTS WITH DISABILITIES

A Requirements Agreement entered into as of the first day of September 2010 by and between the BOARD OF EDUCATION OF THE CITY OF SCHOOL DISTRICT OF THE CITY OF NEW YORK (hereinafter, referred to as the 'Board', BOE or DOE), with principal offices located at 52 Chambers Street, New York, New York 10007 and Signature Learning Resources, Inc. (hereinafter, referred to as the 'Contractor"), with offices located at 19 West 21st Street • Suite 701 New York, New York 10010.

WITNESSETH

WHEREAS, in order to fulfill the mandates of students with Individualized Education Programs ("IEPs'), when DOE personnel and/or agencies under contract with the DOE are unable to serve these students, the DOE allows parents to obtain the service from an independent service provider at no cost to the parent; and

WHEREAS, the Board has identified the Contractor as an independent related service provider or agency whose anticipated payments are expected to exceed One Hundred Thousand ($100,000.00) Dollars per annum; and

WHEREAS, the Chancellor by a Request for Authorization authorized this Requirements Agreement with the Contractor for the period September 1, 2010 through August 31, 2012 subject to availability of funds for each fiscal year, which Request for Authorization is hereby incorporated in this Agreement, and affixed hereto as Attachment A; and,

WHEREAS, the Contractor represents that it is ready, willing and able to perform all of the services herein described.

NOW, THEREFORE, in consideration of the foregoing stipulations and the terms, conditions and specifications expressed below, the Board and the Contractor agree and covenant as follows:

1.            TERM OF AGREEMENT

A.           The Term of this Requirements Agreement (hereinafter, referred to as the "Term") shall commence on September 1, 2010 and extend through August 31, 2012, unless earlier terminated pursuant to the provisions of this Agreement.

B.           This Agreement may be terminated at any time upon fifteen (15) days prior written notice from the Chancellor or his/her designee. No claim for damages will be made by or allowed to the Contractor because of said termination.

2.            ESTIMATED CONTRACT AMOUNT

The estimated annual cost for services rendered pursuant to this Agreement is as listed on the RA (Attachment A).

3.            SERVICES UNDER THIS AGREEMENT

Hereinafter, the term "Services" shall be deemed to describe collectively all of the services, that the Contractor furnishes to the Board and/or to any of its students, their parent(s) or guardian(s). The Contractor shall provide the Services expressed in Attachment A, as required by the Individualized Education Program ("IEP") for each student, and in accordance with the individual Related Services Authorization ("RSA") form signed by each parent and approved by the Board (or execution of the Pre-K Related Services Agreement, as applicable). Furthermore, notwithstanding any language or provision(s) in any Attachments to the contrary, the following terms and conditions shall govern the Contractor's performance of Services under this Agreement:

(A)            This is a non-exclusive Requirements Agreement for the procurement of such professional services as may be required by the Board. The Board shall not be obligated or limited in any manner or to any extent to assign any minimum or maximum number of related services sessions as applicable to the Contractor. This Agreement is effective upon the approval by the Board of a completed Related Services Authorization (RSA) form validly executed by the parent and the Contractor (and the individual provider of Contractor is an agency).

{B)            The Board will utilize the Services of the Contractor only after the contracted Service Provider for that service sector is unable to provide the Services under the aforementioned awarded contract.

(C)            The Contractor shall comply with any and all policies and procedures of the Board's Office of Special Education Initiatives, as specified by the Chancellor or his designee(s).

(D)            The Contractor shall permit the Chancellor and/or his/her designee(s) to conduct periodic monitoring of all aspects of the Services performed under this Requirements Agreement. Such monitoring may include, without limitation, on-site visits, inspections of the Contractor and its service records, and observations of the Contractor's staff while performing any and all of the Services under this Requirements Agreement.

(E)            The Contractor shall:

{i) Serve the student in accordance with the recommendation prescribed on the Individualized Education Program (i.e., language, frequency, duration and group size).

(ii) Complete first attend information and immediately forward it to the appropriate office designated by the Board to receive such information.

(iii) The rate to be charged for each service shall be the lesser of (a) the rate for the service listed on Attachment A; or (b) the lowest rate charged by the Contractor to other clients for the service in question in the same district. However, in the case where the Contractor has a contract with the DOE to provide related services, in no event shall the rate charged for a particular related service under this Agreement exceed the highest rate charged by the Contractor for that related service through its existing DOE contract.

(iv) Make no requests to the parent/guardian or student for payments for services provided.

(v) Submit bills directly to the Board of Education, and to the attention of the office designated by the Board to receive the bills, using the format designated by the Board.

(vi) Maintain weekly student specific progress notes and submit them to the appropriate Committee on Preschool Special Education (CPSE) or Committee on School Age Education (CSE) within the timeframe required by the Board.

(viii) Participate in Individualized Education Program conferences and parent/guardian meetings when requested at no additional cost to the Board.

(ix) Participate in Board conferences/workshops when requested at no additional cost to the Board.

(x) Maintain and submit Related Service Attendance information in the form and manner required by the Board; in addition, prepare or participate in the preparation of reports, documents and/or in the collection of data or information requested by the Board or other agencies, at no additional cost to the Board, in order that the Board receive Medicaid reimbursement for the costs associated with the provision of related services. Each individual providing service to the student must have a National Provider Identifier (NPI) number entered in the appropriate field on the electronic invoice. Failure to include the NPI number of the direct service provider may result in non-payment.

(xi) For preschool students contact the appropriate CPSE if the related service provider is notified or becomes aware of a change in the student's name, address, etc., or if the provider is made aware of the parent/guardian's intent to withdraw the student from the CPSE recommended service. The provider must complete the Student Information (T-2P) Notice and submit it to the student's current CPSE.

(xii) For preschool students if an approved student (who has been referred to a related service provider and who has not yet established a first attend date) is unavailable to receive services within five (5) days from the student's first eligible date, the provider shall contact the parent to ascertain the reason for the delay. If the provider is unable to ascertain the reason for the absence the provider must promptly complete and forward the T-2P form to the CPSE.

(xiii) For preschool students, contact the appropriate CPSE if the student is absent five (5) consecutive sessions without a legal excuse.

(xiv) For preschool students, contact the appropriate CPSE if the location where the related services will be provided changes from the initial location. A new IEP conference is not required; however, the provider may change the location only with the knowledge and consent of the parent/ guardian. The provider must notify the CPSE of the new location within five (5) school days of this change.

(xv) Any Service Provider currently under contract to provide related services to the Board may not provide related services as an independent provider in Integrated Service Center(s)/district(s) for which it has been awarded a separate contract.

(xvi) Unless· a waiver has been obtained, the service provider that conducted the student's evaluation may not be selected to provide the related service to the student.

(F)      Any individual who leaves the employ of the Board or any other New York City agency may not provide service related services as an independent provider under the independent provider agreements for a minimum of one year following the termination of employment, in accordance with the provisions of the New York City Charter Chapter 68 and Chancellor's Regulation C-110, unless a waiver is obtained.

(G)      Any individual currently employed by the Board may not provide related services as an independent provider unless otherwise approved by the Board in writing in compliance with all governing Board rules and regulations.

4.         PAYMENT TERMS AND CONDITIONS

If the Contractor well and faithfully provides the Services in compliance with the terms, conditions and specifications of this Requirements Agreement, the Board shall pay the Contractor the unit charge(s) as stated in paragraph 3(E)(iii). The Contractor shall be paid only for those units of services requested by the Board and provided by the Contractor. Accordingly, the Contractor shall not be entitled to receive, nor shall it make any demand for, any additional payment(s). Any provision(s) in the Attachments to the contrary notwithstanding, the Board shall make all payments to the Contractor for Services under this Agreement according to the terms and conditions of this paragraph 4 both as above and as follows:

(A)       The Contractor shall submit monthly invoice(s) to the Board for the Services rendered. The Contractor shall state clearly on each invoice all Services performed, and shall certify on each invoice(s) that the Services for the requested payment have been performed fully in compliance with this Requirements Agreement. Contractor shall be responsible for obtaining the signature of the parent or guardian and if required the school administrator verifying that services have been rendered satisfactorily by the Contractor.

(B)        Contractor shall not provide any Services prior to the approval of a completed Related Services Authorization Form validly executed by the parent and the Contractor (and individual provider if the Contractor is an agency). These forms shall not be issued in excess of the appropriations then available therefore, and if issued through inadvertence or otherwise, shall be deemed null and void and utterly invalid. The Board shall have no liability for payment of same.

(C)        During the Term of this Agreement and any renewal period, or extension thereof, the Contractor shall maintain an accurate running total of the dollar amount of all orders for services;

(D)        The Contractor shall not increase the price of any services during the Term of this Agreement, any renewal period, or extension thereof.

(i)          If at any time the Contractor shall reduce the price of any service, the Board shall be entitled to such reduced price as of the effective date of such reduction. The Contractor shall immediately notify the Board of such reduction, and upon receipt of such notice, this Agreement (specifically, Attachment A) shall be deemed amended to reflect such price reduction retroactively to the effective date of the reduction.

(ii)        Any amounts paid the Contractor for Program services after the effective date of the price reduction, that were paid through inadvertence or otherwise at the price that was in effect before the effective date of the price reduction, shall be returned or refunded to the Board. The Board may, at its option, choose to recoup such amounts from any other payments due the Contractor under this Agreement, or any other agreement, written or otherwise, between the Contractor and the Board. The obligation of the Contractor to return or refund such amounts shall remain an obligation of the Contractor and/or its successors or assigns, that survives the termination of this Agreement.

(iii)       The Contractor's failure to provide any notice specified in this paragraph, or perform any of the terms or conditions stated in this paragraph (D), shall be deemed to be a material breach of this Agreement.

(E)        No invoice shall be approved by the Board until the Services described therein shall have been received and found satisfactory. Contractor's invoices shall be supported by contemporaneously kept time records, pay vouchers and other supporting documents as required. Contractor shall certify on all invoices the days and the hours worked by the individual provider. The Board will process invoices with all deliberate speed and will use its best efforts to insure prompt payment within sixty (60) days. All books, records, bills, reports or materials deemed necessary by the Board to substantiate the validity of claims for compensation shall be made available for review.

(F)        If the Contractor fails or refuses to provide reasonable evidence to support any charge(s) for which it requests payment, the Board shall not be required to pay such charge(s). If such charge(s), or any part thereof, shall have been previously paid, the Contractor shall immediately refund the full, appropriate amount upon the Board's request.

(G)        No expenses shall be incurred under this Agreement which are not ordinary, necessary and reasonable or which are contrary to law, public policy or Board policy.

(H)       This Agreement and all consideration hereunder are subject to pre-audit, contemporaneous audit and post-audit by the Board, the Comptroller of the City of New York (Comptroller"), and any designee(s) of the Board. No audit by the Board or its designee(s) shall be binding on the Comptroller.

(I)         The Contractor shall maintain and retain for six (6) years from termination of this Requirements Agreement, adequate time, payroll, personnel and expense records relating to the Services, and such other tapes, records, cards, invoices, papers and things as are necessary to assure proper accounting and audit of the funds payable hereunder. The Contractor shall make said items available for inspection by the Board, the Comptroller, or their designees, upon demand.

5.            REPORTING REQUIREMENTS

The Contractor shall comply fully with all requests by the Board for both fiscal and programmatic reports, and, without limitation, and all other types of reports, information, data, and so forth in such formats and frequency as determined by the Chancellor or his designee(s).

6.            INSURANCE

A.            The Contractor shall obtain all required coverage from insurers licensed by the New York State Superintendent of Insurance to do business in New York State having a rating of at least "A-" (Excellent) and a financial rating of "X", as rated by the most recent Best's Insurance Rating Guide. Not later than thirty (30) days after the date of execution of this Agreement, the Contractor shall submit to the Board evidence of the insurance coverage herein described. The Contractor shall arrange with its carrier to have the Board and the City of New York appear as an additional insureds on each policy and Certificate of Insurance for all required coverage. The Contractor shall send a copy of each insurance policy or insurance certificate to the Board of Education, Vendor Resources Unit, 65 Court Street, 12th Floor, Brooklyn, NY 11201. The Board's receipt of policies or certificate(s) shall be a condition precedent to payment by the Board under this Agreement. Furthermore the Contractor shall transmit an informational copy of this Agreement to its insurance carrier(s) together with a cover letter(s), the cover letter(s) shall identify the Contractor's insurance policy(ies) and/or account number(s), that alerts and informs the carrier(s) of the existence of this Agreement and the particular insurance provisions contained herein. The Contractor shall obtain:

(i) Commercial General Liability Insurance coverage for bodily injury, (including but not limited to death, sickness disease and impairment), property damage and personal injury, caused either, directly or indirectly by any act(s) of commission or omission, negligent or otherwise of the Contractor or the Contractor's agents, servants, employees, officers, owners, directors, partners, subcontractors or any other representatives. The liability limit under this commercial general liability insurance coverage shall be in an amount not less than Two Million Dollars ($2,000,000.00) per occurrence. Any general aggregate limit shall apply separately to each premises at which Contractor's operations are performed. Coverage on an occurrence basis is preferred.

(ii) Workers' Compensation Insurance as prescribed by applicable law, and Employers Liability Insurance with coverage of not less than One Million Dollars ($1,000,000.00) for each accident, and each employee for disease;

(iii) (Note: This may be waived if individual provider is not using a motor vehicle to travel to the students.) Motor Vehicle Liability Insurance and shall insure the Contractor, its employees and agents, the Board, and the City of New York, during the performance of work under this Agreement, against all present and future claims for bodily injury, sickness, disease, death, and property damage as shall arise because of a motor vehicle accident. The limit of liability shall be at least One Million Dollars ($1,000,000.00) each accident for bodily injury and property damage. Such damages shall include all injury to or destruction of property of such claimant(s), as well as the loss of use occasioned by the accident;

(iv) (Note: This may be waived if the Contractor and Individual provider do not provide services on Board premises.) Property Loss Insurance in the minimum amount of Fifty Thousand Dollars ($50,000.00) per occurrence protecting the supplies, equipment and property, etc., of the Board against "All Risks" of loss, which include, but are not limited to, fire, lightning, windstorm, hail, riot, civil commotion, vandalism, malicious mischief, burglary, theft, floods, earthquakes, hurricanes, tornadoes and other perils, including mysterious disappearance while supplies, etc., are in the possession, control or responsibility of the Contractor, subcontractor or anyone directly or indirectly employed by either of them; and

(v) Professional Malpractice Liability Insurance coverage in an amount not less than Two Million Dollars ($2,000,000.00) each claim and aggregate for any injury or damage that is in any way connected with or related to this Agreement.

(B) The Contractor's insurance policy(ies) must be endorsed to allow severability of interest and rights of cross-claim. Insurance coverage in the amount provided for herein shall not constitute a limit of the Contractor's liability and shall not relieve the Contractor for any liability that might exceed such amounts, nor shall the Board or the City be precluded from taking such other actions as are available to the Board or the City under any other provisions of this Agreement or otherwise.

(C) The Contractor shall not obtain or use any insurance policy(ies) or contract(s) for purposes of this Agreement that contains any endorsed exclusions relating to the additional insured's negligence, relating to the maintenance, use and operation of the additional insured's realty or personalty, or relating to any other activities by the additional insured that arise from, or in the context of, this Agreement.

(D)       The Contractor shall maintain the levels of insurance coverage prescribed hereinabove throughout the Term including but not limited to, original, additional, renewal and extension periods

(E)        Required Provisions. The Contractor shall ensure that every policy for all of the insurance coverage required pursuant to this Agreement shall contain the following provisions via an endorsement attached to every such policy: (i) Any and all notices that the insurer(s) shall provide to the Board shall be addressed to the Chancellor or his/her designee(s) at the address stated above; (ii) The Contractor's insurance policy(ies) or contract(s) shall not be terminated, revised, modified or otherwise changed in such a manner as to reduce or limit the Contractor's coverage for any services under this Agreement in any way, unless the affected insurer(s) shall have provided at least thirty (30) days advance written notice to the Chancellor or his/her designee(s) regarding such termination, revision, modification or other change. If an insurer(s) notifies the Board of the termination of any required coverage, the Contractor shall provide written evidence, e.g., a new certificate of insurance, before the effective date contained in such notice(s) that the affected insurance coverage has been fully replaced. If an insurer(s) notifies the Board of any non-termination revision, modification or other change that causes the Contractor's insurance coverage to be out of compliance with the requirements of this Agreement, the Contractor shall cure such non-compliance before the effective date contained in such notice(s).

(F)        If professional or commercial general liability insurance has been issued on a "Claims made" basis, the Contractor must comply with the following additional conditions. The Contractor must either: (i) Provide certificates of insurance evidencing the above coverages for a period of two years after final payment for the contract Such certificates shall evidence a retroactive date, no later than the beginning of the Contractor's work under this contract, or (ii) Purchase an extended (minimum two years) reporting period endorsement for the policy or policies in force during the term of this contract and evidence the purchase of this extended reporting period endorsement by means of a certificate of insurance or a copy of the endorsement itself.

(G) Any deductibles or retentions shall be disclosed by the Contractor and each subcontractor and shall be subject to advance written approval by the Chancellor or his/her designee(s). Any deductible or retention amounts elected by the Contractor or imposed by the Contractor's and/or any Subcontractor's insurer(s) shall be the sole responsibility of the Contractor and/or the affected subcontractor.

(H) If the Contractor and/or any subcontractor do not meet this Agreement's insurance requirements, the Contractor shall forward a written request to the Chancellor's designee for a waiver in writing of the insurance requirement(s) not met, or approval in writing of alternate insurance coverage, self-insurance, or group self-insurance arrangements. If the Chancellor's designee shall deny the request, the Contractor and each affected Subcontractor must comply with this Agreement's specified insurance requirements.

7.          INDEMNIFICATION

The Contractor shall defend, indemnify and hold harmless the Board and the City of New York for all claims, damages or other liabilities arising from any act(s) of commission or omission, negligent or otherwise, by the Contractor and/or the Contractor's employees, agents, servants, officers, directors, owners, partners, subcontractors or any other representatives.

8.           SECURITY CLEARANCE

A. All Contractor staff are required to undergo the Board's Security Clearance Procedures and must be cleared to work with Students by the Designated Security Clearance Office prior to commencing services with direct contact with Students or having access to confidential student information. This obligation applies regardless of whether an individual has been fingerprinted by another agency, (e.g., NYC Department of Investigations or a private security firm). If a staff member has been fingerprinted by the Board after July 1, 1990, pursuant to any Agreement with the Board, the Staff member does not have to be reprinted.

B. Contractor shall grant the Board access to all Staff members' personnel records upon request, unless otherwise prohibited by law, for the purpose of conducting a background check and monitoring compliance with Security Clearance Procedures.

C. The Executive Director of the Division of Human Resources ("DHR") for the Board or his/her designees shall determine, on an ongoing basis, whether and to what extent any Staff shall be ineligible to provide services under this Agreement for security reasons. The Board shall have the right to require the removal of any Staff who is the subject of an investigation by DHR pending a final determination. In the event the Executive Director or his/her designees determine that Staff is ineligible, the Contractor does hereby consent and agree to abide by the following:

(1) The Board Will notify the Contractor and the individual of the specific grounds for the decision and will afford the individual and/or Contractor an opportunity to present information on his/her/its own behalf; and,

(2) Immediately upon notification, the Contractor shall remove and bar the affected individual and/or entity from providing any services in furtherance of this Agreement, unless and until the decision is reversed or modified; and,

(3) Immediately upon notification, the Contractor shall assign another Staff member to fulfill the duties and responsibilities of the removed individual and/or entity in connection with the performance of this Agreement, unless and until the decision is reversed or modified.

(4) Contractor shall make no demand for, nor be entitled to receive, any additional compensation for costs arising from the debarment of any one or more of its Staff.

D. The Contractor agrees not to hire or retain any person as a Staff member for purposes of this Agreement who is required to undergo Security Clearance Procedures and who refuses to grant authorization for fingerprinting or criminal record review; who has not completely and truthfully reported information concerning his/her criminal convictions; or who has a criminal conviction record, subject to and consistent with Article 23-A of the New York State Correction Law.

E. Contractor is required to advise its Staff to notify Contractor in the event that any Staff is arrested and charged with a felony, misdemeanor or violation in any jurisdiction. Thereafter, Contractor shall:

(1) notify the Board's Office of Personnel Investigation, in writing, by facsimile, at (718) 935-2726, or by hand delivery to 65 Court Street, Room 102, Brooklyn, New York Within twenty-four hours of discovering such arrest; and

(2) submit a copy of (a) the criminal complaint, (b) a court order or disposition resolving the case and (c) any other documents deemed necessary by the Designated Security Clearance Office.

F. Contractor shall be responsible to pay for all fingerprinting costs at the time of fingerprinting.

G. Any waiver of the Security Clearance Procedures set forth herein or approval required hereunder shall not be effective unless in writing by the Chancellor or his designee.

H. The Contractor understands and acknowledges that payment for services under this Agreement is conditioned, in part, upon the Contractor's compliance with this "Security Clearance" Section and that in accepting payment, the Contractor represents that the Contractor is in full compliance.

I. Contractor's failure to comply with any provision under this "Security Clearance" Section may result in the withholding of payment and/or termination of this Agreement at the discretion of the Board. Additionally, in the event that Provider fails to comply with any provision in this "Security Clearance" Section, the Board shall have the right to impose liquidated damages in the amount of Two Hundred Dollars ($200.00) per day and set-off such amount from any monies due and owing to the Contractor until Contractor complies with the applicable provision.

9.            PERSONNEL/LICENSE REQUIREMENTS

(A)         The Contractor shall supply all supervisory staff necessary to complete successfully the performance of this Agreement.

(B)         The Contractor shall retain only certified, licensed, competent personnel to provide the Services herein described.

(C)         The related services must be provided only by the individual provider named on each student's RSA form. In the event that an individual provider must changes, a new RSA form must be completed and signed by the parent and Contractor, and submitted to the Board for approval.

(D) The requirements for the providers of related services under this Agreement are listed below. Contractor shall not be entitled to payment for related services performed by individuals who do not possess valid and appropriate licenses and certification as listed below.

•           Counseling: A New York State license and current registration as a Mental Health Counselor, Clinical Social Worker or Psychologist

•           Health Services by a Registered Nurse for Schools Program and Health Services for Transportation: A New York State license and current registration as a Registered Nurse and current certification in Cardio-Pulmonary Resuscitation, as well as Automated External Defibrillation (CPRIAED).

•           Health Services by a Health Aide: Supporting documentation that the individual has been trained as a Health Aide.

•           Occupational Therapy: A New York State license and current registration as an Occupational Therapist.

•           Physical Therapy: A New York State license and current registration as a Physical Therapist.

•           Speech Therapy: A New York State license and current registration as a Speech/Language Pathologist and a New York State Education Department certificate as a Teacher of the Speech and Hearing Handicapped or Teacher of Students with Speech and Language Disabilities. Please note: Clinical Fellowship Year (CFY) candidates must be directly supervised by their CFY NYS licensed SLP holding the previously mentioned credentials. In addition, CFY candidates must also hold the initial Teacher of Speech Language Disabilities certification and have an approved application on file with New York State for their CFY.

•           Hearing Education Services: A New York State Education Department certificate as a Teacher of Deaf and Hearing Impaired or Teacher of Deaf and Hard of Hearing.

•           Vision Education Services: A New York State Education Department certificate as a Teacher of Blind/Partially Sighted or Teacher of Blind and Visually Impaired.

•           Evidence of Bilingual Proficiency: The following licenses or certifications are acceptable: The passing results of the New York State Education Assessment (BEA) or other valid language proficiency assessment; and/or (b) a New York State Education Department Bilingual Extension Certificate. Reports of Language Proficiency, formerly conducted by Colleges/Universities are no longer acceptable.

10.         CHANCELLOR'S DESIGNEE(S)

Wherever mentioned in this Requirements Agreement, the Chancellor's designee(s) shall be the Executive Director, Office of Related and Contractual Services and/or such other person(s) as the Chancellor shall designate.

11.          CONFIDENTIALITY

A.           In the course of the Services under this Agreement, the Contractor will have access to certain of the Board’s and the Board’s students’ Confidential Information as defined in paragraph (C) herein. Without the Board's written consent, the Contractor shall not disclose any Confidential Information unless required by law or court order. The Contractor shall use such Confidential Information only for the purposes for which it was provided by the Board. The Contractor shall advise its employees and agents with access to the Confidential Information of its confidentiality. Upon the termination of work on this project, the Contractor shall return all Confidential Information that has been provided and any analyses or other documents prepared by the Contractor which reflect Confidential Information.

B.         The Contractor and all Contractor Personnel shall adhere in every respect to the law, Board policy and the Chancellor's regulations concerning confidentiality of student records. The Chancellor's Regulation A-820 governing access to and the disclosure of information contained in student records are incorporated into this Agreement by this reference. The Contractor shall submit to the Board any and all information and data that the Contractor and Contractor Personnel collect pursuant to this Agreement unless otherwise prohibited by law.

C.         "Confidential Information" means: (i) any personally identifiable information related to Board students, student families or guardians, teachers, staff, agents and/or volunteers; (ii) any information marked "confidential" or any other information that a reasonable person under similar circumstances would consider to be confidential or proprietary at the time of disclosure, notwithstanding a failure to make it or identify it as such; and (iii) all derived based thereon; whether in oral, written, graphic, or machine-readable form.         Confidential Information of the BOE includes, but is not limited to, names, addresses, contact information, school, school district, grades or other reviews, scores, analysis or evaluations, records, correspondence, activities or associations, financial information, social security numbers or other identifying numbers or codes, date of birth or age, gender, religion, sexual preference, national origin, socio-economic status (including free/reduced lunch status), race, ethnicity, special education status, or English Language Learner status. The Board may provide the Contractor with certain Confidential Information, as necessary for performance of the Services, including Participant students' grades, transcripts, attendance data, and school schedule.

D.         Contractor agrees to:

(i)         Hold the Confidential Information of the BOE in strict confidence and not to disclose Confidential Information of the BOE to any third parties nor make use of such Confidential Information for its own benefit or for the benefit of another, or for any use other than the purpose of this Agreement.

(ii)        Only disclose the Confidential Information of the BOE to its employees or agents who need to know the Confidential Information of the BOE, and in those instances, only to the extent justifiable by that need, and ensure that all such entities and personnel comply with the terms of this Agreement.

(iii)       Adhere in every respect to the Law, BOE policy and the Chancellor's regulations concerning confidentiality of personally identifiable pupil records, including Chancellor's Regulation A-820.

(iv)       Hold all individually identifiable information obtained, learned or developed by Contractor confidential pursuant to applicable provisions of the Family Educational Rights and Privacy Act (20 U.S.C. 1232g) and any applicable regulations promulgated thereunder. Contractor understands that the release of confidential information to persons or agencies not authorized to receive such information is a violation of US federal law.

(v)        Whenever required by BOE, Contractor shall promptly surrender (or destroy if surrender is not practicable) all Confidential Information of the BOE and all media containing same to the BOE and certify, in writing, that all of the foregoing materials have been surrendered or destroyed in accordance with this Agreement.

E.        Unauthorized disclosure of Confidential Information by the Contractor, its Contractor Personnel and agents may result in civil and/or criminal penalties under New York State and Federal laws. Moreover, in addition to all other remedies that Board may have, the Board shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any breach of confidentiality

12.            BOARD AUTHORITY

The supervisory and disciplinary authority of the Board, the Chancellor, Superintendents, Principals and other Board staff over staff, pupils and buildings of the City School District of the City of New York shall not be diminished in any manner by this Agreement.

13.         OWNERSHIP OF DOCUMENTS AND OTHER MATERIALS

Any reports, evaluation documents, work papers, notes, correspondence, visual and/or sound recordings, and other forms of documentation generated under this Agreement, as well as any materials the Contractor is required to furnish the Board, including drafts and reproduction copies thereof, shall be and remain exclusive property of the Board. Upon request by the Board, the Contractor shall deliver all such materials to the Board. Except in connection with the performance of its obligations pursuant to the Agreement, the Contractor shall not publish, cause or allow to be published, or license the use of the above- expressed documentation and or recordings without prior written approval from the Chancellor or his designee(s). The Contractor may otherwise keep copies of such materials for internal use in connection with performance of this Agreement.

14.            CHANGES IN OWNERSHIP/PARTICIPANTS

The Contractor shall be responsible during the Term of the Agreement for notifying the Chancellor or his/her designee(s) in writing within ten (10) calendar days, of any changes in any of the following: (A) beneficial owners (including, without limitation, parent and over- parent entities), limited or general partners, silent or apparent partners, major shareholders (more than five percent stock ownership), elected or appointed officials, officers and/or directors of the Contractor; (B) subsidiary and/or affiliated entities that are directly or indirectly involved in the performance of this Agreement; (C) consultants, sub-consultants and/or subcontractors directly or indirectly involved in the performance of this Agreement; (D) transfer payees or payment assignees; and (E) any relationship that might involve or create a conflict of interest.

15.            NO SUBCONTRACTING WITHOUT THE CONSENT OF THE BOARD

Contractors and their staff(s) are prohibited from subcontracting to other agencies, firms or individuals without the prior written approval of the Chancellor's Designee. In the event of such approval this Agreement shall not create any relationship between the Board and any of the Contractor's consultants, sub-consultants and/or subcontractors. All claims, actions, disputes and/or other controversies arising under any formal, informal, written and/or oral agreement and/or other relationship between the Contractor and any one or more of its consultants, sub-consultants and/or subcontractors shall be and remain the Contractor's sole province, interest and responsibility including subcontractors.

16.            NO OTHER FEE CHARGES

The Contractor shall not charge any student, their parent(s) or guardian(s) for any Services provided under this Requirements Agreement.

17.            INCORPORATION OF TERMS AND CONDITIONS

The following document is hereby incorporated by this reference into this Agreement: the standard "Terms and Conditions" of the Board, which are hereto affixed as Attachment B.

18.            CONFLICTS OF INTEREST

The Chancellor's Regulation on Conflicts of Interest C-110 is hereby incorporated by this reference into the Agreement as if set forth herein in its entirety.

19.            ORDER OF GOVERNANCE OF THIS DOCUMENT AND ITS ATIACHMENTS

The following order of governance shall prevail in the event of a conflict with the document and any attachments: first Attachment A, then this document, then Attachment B.

20.            HEADINGS

The paragraph headings of this Agreement are inserted for reference only and shall not be used to interpret this Agreement in any way.

21.            EXECUTORY CLAUSE

This Agreement shall be deemed executory only to the extent of monies available to the Board for the performance of its terms, and no liability shall be incurred by the Board beyond the monies so available.

22.            AFFIRMATION NO DEBT

The Contractor affirms and declares that said Contractor is not in arrears to the City of New York upon any debt, contract or taxes and is not a defaulter, as a surety or otherwise, upon any obligation to the City of New York, and has not been declared not responsible, or disqualified, by any agency of the City of New York, nor is there any proceeding pending relating to the responsibility or qualification of the Contractor to receive public contracts.

23.            REPRESENTATIONS

The Contractor does hereby represent and warrant to the Board the following:

(i)             Contractor has the full power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder; and

{ii)            That the execution and delivery of this Agreement have been duly authorized by all necessary action of the Contractor and constitutes the valid and legally binding obligation of the Contractor, enforceable against the Contractor in accordance with its terms.

{NO FURTHER TEXT ON THIS PAGE)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the year and day first  above written.

BOARD OF EDUCATION OF THE CITY SCHOOL DISTRICT OF THE CITY OF NEW YORK			CONTRACTOR

BY:	/s/ Roger Platt	BY: /s/	Jared Bauer

	For the Chancellor		Jared Bauer
Print Name

VP of Operations
Title

16-1503758
Tax Identification Number (Required)

Approved as to Budget, Program

Description of Services and

Availability of Funds:

BY:	/s/ Ava Mopper
Director
Office of Related and Contractual Services

THIS CONTRACT FORM HAS BEEN APPROVED BY THE NEW YORK CITY DEPARTMENT OF EDUCATION OFFICE OF LEGAL SERVICES AND THE NEW YORK CITY LAW DEPARTMENT. NO ALTERATIONS, INSERTIONS, OR DELETIONS ARE PERMISSIBLE AND ANY SUCH ALTERATIONS, INSERTIONS, OR DELETIONS SHALL BE DEEMED NULL AND VOID.

BOARD OF EDUCATION ACKNOWLEDGMENT

STATE OF NEW YORK	)
CITY OF NEW YORK	)
ss: COUNTY OF NEW YORK	)

On this 25th day of April , in the year 2011 before me personally appeared Roger Platt, on behalf of the BOARD OF EDUCATION OF THE CITY OF NEW YORK and acknowledged that he/she executed the foregoing Agreement on behalf of said BOARD OF EDUCATION OF THE CITY OF NEW YORK.

/s/ Adeathra Williams

ADEATHRA WILLIAMS

Notary Public, State of New York

No. 01W16202741

Qualified in New York County

Commission Expires 03/23/2013

CONTRACTOR ACKNOWLEDGMENT

STATE OF NEW YORK	)
CITY OF NEW YORK	)
ss.: COUNTYOF	)

On this 5th day of April, 2011, before me personally came Jared Bauer, to me known and who, being duly sworn, did depose and say that he is the VP of Operations of Interactive Therapy Group, described herein and who executed the foregoing agreement, and duly acknowledged to me that he duly authorized to execute the same on behalf of the Interactive Therapy Group for the purposes herein mentioned.

/s/ Robin Sikora

ROBIN E. SIKORA

Notary Public, State of New York

No. 01S16034517

Qualified in Nassau County

Commission Expires December 13, 20 13

ATTACHMENT A

REQUEST FOR AUTHORIZATION

REQUEST FOR AUTHORIZATION TO ENTER INTO REQUIREMENTS AGREEMENTS FOR THE PROVISION OF RELATED SERVICES TO STUDENTS WITH DISABILITIES AGES 3 TO 21 YEARS

Estimated Annual Total Contract Amount	Funding Source	Contract Term	Options to Renew	Procurement Method	Is Contract Retroactive?	Contract Type
$ 5,490,829/$10,981,658	Tax Levy	2 Years(September 1,2010 to August31, 2012)	None	Court MandatedServices	No	RequirementsAgreements
Vendor Name & Address		Various; see table below.

Service Requestor/Contract Manager	Division of Contracts and Purchasing Contact
Ava Mapper, Director Office of School Health (OSH)/ Office of Related & Contractual Services (ORCS)	Susan Naste, Contract Manager Funded & Special Services Procurement (FSSP)

STATEMENT OF PURPOSE

The Chancellor's approval is sought to enter into requirements contracts with independent providers for special education related services (Related Services). Independent providers are necessary to fulfill statutory, regulatory and court ordered mandates pertaining to the provision of related services to students certified as having a disability.

The following vendors are recommended for a Related Services Contract:

		Estimated
	Independent Provider	Annual Amount

1	City Sounds of New York	$399,955
	Chelsea Arts Building
	134 West 26th Street Suite #602
	New York, New York 10001

2	Greater New York Services Home Care
	535 Kent Avenue	$358,000
	Brooklyn, New York 11211

3	Interactive Therapy Group
	1 Adler Drive	$350,435
	East Syracuse, New York 13057

4	Keep Children Moving
	244 Fifth Avenue S#267	$2,141,560
	New York, New York 10001

5	Kenneth J. Wachstick
	196-14 Pompeii Avenue	$110,000
	Holliswood, New York 11423

6	Kids In Harmony
	227 Harmony Drive	$131,065
	Massapequa Park, New York 11762

7	Movement Matters
	Alice Chiu	$1,171,837
	264 Canal Street
	New York, New York 10013

8	Occupational Therapy ON
	250 West 57th Street-Suite 814	$105,000
	New York, New York 10107

9	P’Tach
	1428 36th Street-Suite 211	$138,353
	Brooklyn, New York 11218

10	Signature Learning
	19 West 21st Street-Suite 701	$286,676
	New York, New York 10010

11	Speak Out New York
	12-48 Clintonville Street	$180,678
	Whitestone, New York 11357

12	Susin Gladstone
	135 East 83rd Street-4B	$117,270
	New York, New York 10028

Total Estimated Annual Amount		$5,490,829

DISCUSSION

The DOE is mandated by federal and state law, as well as by judgment in federal court, to evaluate and provide special education related services to identified students with disabilities. The DOE's Standard Operating Procedures Manual: The Referral, Evaluation and Placement of School Age Students with Disabilities (dated February 2009) outlines a broad range of special education services and provides a basis for Individualized Education Programs (IEP). IEPs include Related Service recommendations. Related Services support the participation of students with disabilities in general education classrooms. Those services include occupational therapy, physical therapy, speech therapy, nursing, and counseling in English and other languages. The delivery of these services must be provided in a timely fashion.

In cases where New York City Department of Education (DOE) personnel and agencies under contract with the DOE are unable to meet this mandate, services may be obtained by parents from licensed/certified independent providers. They are obtained through the Related Service Authorization (RSA) procedure described below. These contracts are for related service providers estimated to provide more than $100,000 per year in services. Doing so assures the DOE that large providers have contractual obligations in addition to those stated in the RSA.

The RSA process begins when a student is recommended to receive a related service and the DOE does not have either in-house staff or contracted agency staff available. The RSA allows parents to obtain the needed services from an appropriately licensed or certified independent provider, at no cost to them. The related services may be provided at the student's school, home, or at the provider's place of business. Providers must be approved by the respective Committee of Special Education (CSE) and Children First Network (CFN) before the start of service.

The Office of Related & Contractual Services sets the rate schedule for RSA services. The rates vary depending on the service type, language (monolingual/bilingual), group size, and/or session length (current schedule attached). All DOE-contracted providers entering into a formal agreement authorized by this RA must adhere to the same rate schedule.

The subject contracts are not pursuant to procurements and are therefore not subject to the 2009 Education Law provisions regarding Panel for Educational Policy approval and registration before implementation.

DCP conducted background reviews in VENDEX and its own internal records for contracts estimated $1,000,000 and less. For those contracts estimated at over $1,000,000, the following data bases were reviewed: Various criminal data bases, D&B, Lexis, Westlaw, OSHA, Federal Debarment List, Department of Justice, New York state Department of Taxation, Uniform Commercial Code, Workers Compensation Debarred List, New York State Division of Corporations, SEC, and the New York State Charities Bureau. No Advices of Caution or significant adverse information were uncovered with the following exceptions:

•                     Greater New York Services Inc.: An affiliate of the prime vendor has an outstanding $359,965 IRS lien from October 2009. DCP obtained a letter from the IRS stating that the company is working with the IRS on a payment by installment agreement.

•                     Keep Children Moving Therapy LLC: Keep Children Moving was involved in a 2006 case investigated by the SCI when the company was known as KCM Therapy. The sole owner reported to SCI that two of its independent providers had submitted time sheets falsely describing the services provided to students. One of them allowed an unidentified male to attend OT sessions with school children. Since the owner reported the matter to SCI, and since the SCI report did not recommend any action be taken against KCM or sole owner, this is not believed that the matter should bar an affirmative determination of responsibility.

All vendors are deemed responsible.

RELATED SERVICE AUTHORIZATION - 4 FORM — RATE SCHEDULE FOR

INDEPENDENT PROVIDERS OF RELATED SERVICES

Type of Related Service	Language	Group Size	Maximum Rate	Session Length
Counseling: Licensed Psychologist	Monolingual/Bilingual	Individual/Group	$45	30 minutes
Counseling: Mental Health Counselor	Monolingual/Bilingual	Individual/Group	$45	30 minutes
Counseling: Licensed Clinical Social Worker	Monolingual/Bilingual	Individual/Group	$40	30 minutes
HeaHh: Registered Nurse	Monolingual	Individual/Group	$45	30 minutes
Health: Health Aide	Monolingual	Individual/Group	$20	60 minutes
Hearing Education Services	MonolinguaUBilingual	Individual/Group	$45	30 minutes
Sign Language Interpreter	MonolinguaUBilingual	Individual/Group	$30	30 minutes
Occupational Therapy	Monolingual	Individual/Group	$45	30 minutes
Physical Therapy	Monolingual	Individual/Group	$45	30 minutes
Speech Therapy	Monolingual	Individual	$45	30 minutes
Speech Therapy	Monolingual	Group of2	$56.25	30 minutes
Speech Therapy	Monolingual	Group of3	$67.50	30 minutes
Speech Therapy	Monolingual	Group of4	$78.75	30 minutes
Speech Therapy	Monolingual	Group of 5 or more	$90	30 minutes
Speech Therapy	Bilingual	Individual	$54	30 minutes
Speech Therapy	Bilingual	Group of2	$67.50	30 minutes
Speech Therapy	Bilingual	Group of3	$81	30 minutes
Speech Therapy	Bilingual	Group of4	$94.50	30 minutes
Speech Therapy	Bilingual	Group of 5 or more	$108	30 minutes
Vision Education Services	Monolingua/Bilingual	Individual/Group	$45	30 minutes
Orientation/Mobility Specialist	Monolingual/Bilingual	Individual/Group	$45	30 minutes

ATTACHMENT B

BOARD'S STANDARD TERMS AND CONDITIONS

TERMS AND CONDITIONS

1.                  Definitions

A.           Words used in this Agreement shall have their ordinary meanings in the English language, except that scientific, technical, specialized or foreign words shall be given their appropriate scientific, specialized or foreign meanings, and definitions specifically provided elsewhere in the Agreement shall apply.

B.           The following words, names and titles shall have the following meanings:

(1)          "The Board" means the Board of Education of the City School District of the City of New York.

(2)          "The City'' means the City of New York.

(3)         "Contract Budget Detail" means the document attached to and incorporated into the Agreement explaining and limning how funds paid hereunder are to be expended by the Contractor.

(4)          ''The Comptroller" and "The Commissioner of Finance" mean the Comptroller and the Commissioner of Finance of the City, respectively.

(5)          ''The Chancellor· means the Chancellor of the Board.

(6)          "Approved," "Required," "Directed," "Specified," "Designated" or "Deemed Necessary," unless otherwise expressed, mean approved, required, directed, specified, designated, or deemed necessary, as the case may be by the Chancellor or his designee.

(7)          "Completion" means full and complete compliance with every requirement of the Agreement by the Contractor as certified by the Chancellor or his designee.

(8)           "Final Payment" means (i) the payment or refund by the Board or City of any moneys that exhausts the amount of money made available under the Agreement or (ii) any payment marked "Final Payment."

2.                   Captions

The headings of this Agreement, the paragraphs, and subparagraphs of the Agreement, and of any attachments, are included solely for convenience and reference, and they shall not be used in any way to interpret this Agreement.

3.                  Conditions Precedent

This Agreement shall not become effective or binding upon the Board until: (1) it shall have been approved as to legal sufficiency by the Board's Office of Legal Services; (2) it shall have been executed by the Chancellor; (3) it shall have been approved as to legal authority by the New York City Law Department; (4) it shall have been registered by the Comptroller; (5) it shall have been approved by the New York State Education Department, if applicable; and, (6) the Comptroller shall have issued a certificate indicating there remains unexpended and unapplied a balance of the appropriation or fund applicable hereto sufficient to pay the estimated expense of performing the Agreement as certified by the Board. A Requirement Agreement for an extended period will require an endorsement upon the Agreement from time to time as services and/or items and materials are ordered, of the sufficiency of the appropriation applicable towards the payment for said services and/or materials as and when ordered. (Rev. 4/16/01)

4.                  Compliance with Laws

In connection with the performance of this Agreement, the Contractor shall comply with all applicable laws, rules and regulations. The parties hereto agree that every provision of law required to be inserted herein be deemed a part hereof. It is further agreed that if any such provision is not inserted or is incorrectly inserted, through mistake or otherwise, this Agreement shall be deemed amended so as to comply strictly with the Law.

5.                  Unlawful Provisions Void

If this Agreement contains any unlawful provisions or portions thereof, they shall be deemed deleted from the Agreement and the remainder of the Agreement shall remain in full force and effect. If the deletion of such provision frustrates the purpose of this Agreement, either party may make application to the Chancellor's designee for relief. (Rev. 10/4/02)

6.                   Religious Activity Prohibited

There shall be no religious worship, instruction, proselytizing, or other religious activity in connection with the performance of this Agreement

7.                   Political Activity Prohibited

No Board property provided to the Contractor hereunder for the purposes of this Agreement shall be used for any political activity or to further the election or defeat of any candidate for public office. As used herein the term "Board property" shall include, but not be limited to, supplies, work sites, funds advanced and services.

8.                   Publication and Publicity

The Contractor or anyone employed by the Contractor may not publish the results of its participation or findings in the performance of this Agreement without the prior written approval of the Chancellor or his designee. All approved publications shall acknowledge that the program is supported by funds from the Board. Five true copies of each approved publication shall be furnished to the Board without charge. (8/29/88)

9.                   Copyright

If the Contractor or anyone employed by the Contractor shall write, record or otherwise produce copyrightable material within the scope or in furtherance of this Agreement, the Board shall be considered the author for purposes of copyright, renewal of copyright, and termination of copyright and, unless expressly waived in a written instrument signed by the Chancellor or his designee, the owner of all of the rights comprised in the copyright. (6/88)

10.                   Patents

Any invention or discovery arising out of or developed in furtherance of this Agreement shall be promptly and fully reported to the Board. The Board shall have the exclusive right to apply for patent protection on such invention or discovery and to determine how the rights in said invention or discovery, including rights under any patent issued thereon, shall be disposed of and administered.

11.                   Accounting for Property

If any property is acquired by the Contractor with funds provided by the Board under this Agreement, the property shall be deemed purchased by the Board for the use of the Contractor during the term of the Agreement shall be permanently embossed "Property of New York City Board of Education" and shall be returned to the Board, at the Contractor's expense, within thirty (30) days after the end of said term, unless the Contractor is otherwise notified in writing by the Chancellor or his designee. (6/21/88)

12.           Non-Reimbursable Expenses

The following items may not be claimed as a direct or indirect cost of the Services provided under this

Agreement:

a.	rental expense of apartments;
b.	interest on loans;
c.	penalties for delinquent filing of tax returns;
d.	political or charitable contributions;
e.	advertising and promotions;
f.	legal expenses;
g.	key-man life insurance premiums;
h.	federal, state and city income taxes, state and city franchise taxes, and any costs for the preparation of such tax returns;
i.	expenses incurred in preparing for operations;
j.	cost of employee meals and lodging except when traveling outside the City and pursuant to the Contract Budget Detail of this Agreement;
k.	entertainment, gratuities, and any other items of a personal nature;
I.	long distance telephone calls unless directly related to the services provided under the terms of this Agreement;
m.	any expense not ordinary, necessary or reasonable in the performance of the Agreement.

13.          Limitation on Overhead

Notwithstanding any provision of this Agreement to the contrary, the Contractor shall be reimbursed for overhead costs equal to the lesser of either (1) the amount specified in the Contract Budget Detail of this Agreement or (2) the amount calculated by multiplying the total direct labor cost plus fringe benefits stated in the Contract Budget Detail of this Agreement by a fraction, the numerator of which shall be the total of all the Contractor's overhead costs during the term of this Agreement for all operations, and the denominator of which shall be the total of all of the Contractor's direct labor costs plus fringe benefits during the Term of this Agreement for all operations.

14.         No Extra Compensation

The Contractor shall not seek, ask for, demand, sue for or recover, as extra compensation or otherwise, any sum for labor, materials or Services other than the compensation agreed upon and fixed.

15.         Invoices and Payments

The Contractor shall furnish proof of performance with each invoice, and shall comply with all Board requirements concerning the manner in which invoices are to be submitted. The Contractor shall not be entitled to demand or receive full or partial payment, until each and every one of the provisions of this Agreement is complied with, and the Chancellor or his designee shall have given written certification to that effect. Nothing contained herein shall be construed to affect the right hereby reserved by the Board to reject the whole or any portion of the performance, should said certification be inconsistent with the terms of this Agreement, or otherwise erroneously given.

16.         Cancellation of Grant Funding

If the goods or Services to be provided hereunder are to be paid for, in whole or in part, by means of grant funding received by the Board from federal, state, city or private sources, the obligation to pay the Contractor shall be subject to the continuing availability of said funding. The Board shall notify the Contractor within five (5) business days from the date the Board receives written notice of the cancellation of grant funding, in whole or in part, whereupon the Contractor may cease further performance of this Agreement to the extent said performance would not be supported by grant funding. However, the Board may, at its option, require completion of performance of this Agreement by the Contractor upon giving written assurance, signed by the Chancellor or his designee, within fifteen (15) business days of the date the Board receives written notice of such cancellation, that the completed performance of this Agreement shall be supported by other available funds.

17.         No Estoppel

The Board, City, and their respective departments, divisions and offices, shall not be precluded or estopped by a statement or document issued by or on behalf of the Board or the City, from indicating the true value of Services performed and supplies furnished by the Contractor or by any other person pursuant to or as a result of this Agreement, or from indicating that any such return or certificate is untrue or incorrect in any particular, or that the Services performed and supplies furnished or any part thereof do not in fact conform to the provisions of the Agreement Notwithstanding any such statement or document, or payment in accordance therewith, the Board and the City shall not be precluded or estopped from demanding and recovering from the Contractor such damages as may be sustained by reason of the Contractor's failure to comply with the provisions of this Agreement.

18.         Acceptance of Final Payment

Receipt and negotiation by the Contractor, or by any person claiming under this Agreement, of the Final Payment hereunder, notwithstanding whether such payment be made pursuant to any judgment or order of any court, shall constitute a general release of the Board from any and all claims and liability for anything done, furnished, or relating to the labor, materials, or services provided, or for any act of omission or commission of the Board or its agents and employees. Said release shall be effective against the Contractor and the Contractors representatives, heirs, executors, administrators, successors, and assigns.

19.         Claims- Limitation of Action

No action at law or equity shall be maintained by the Contractor, its successors or assigns, against the Board on any claim based upon or arising out of this Agreement, or out of anything done in connection with this Agreement, unless such action shall be commenced within six (6) months after the date of filing of the voucher for final payment hereunder or within six (6) months of the required completion date for the services performed hereunder, whichever is sooner. None of the provisions of Article 2 of the Civil Practice Law and Rules shall apply to any action against the Board arising out of this Agreement.

20.         Notices

The Contractor’s address stated on page 1 of this Agreement is hereby designated as the place where all notices, letters or other communications directed to the Contractor shall be served, mailed or delivered. Any notice, letter or other communication directed to the Contractor and delivered to such address, or sealed in a post-paid wrapper and deposited in any post office box regularly maintained by the United States Postal Service, shall be deemed sufficient service thereof upon the Contractor. Said address may be changed at any time by an instrument in writing, executed and acknowledged by the Contractor and delivered to the Chancellor’s designee. Nothing herein contained shall be deemed to preclude or render inoperative personal delivery of any notice, letter or other communication, written or oral, to the Contractor. Whenever it shall be necessary or required to prove the delivery of any notice, an affidavit describing such delivery shall be conclusive evidence of such delivery.

21.         Amendments and Waivers

A.                   This Agreement may be amended by a written instrument signed by an authorized officer for the Contractor, and by the Chancellor or his designee. No amendment materially affecting the substance hereof shall be effective unless authorized by the Chancellor, and a copy of said authorization is attached to the amendment and incorporated therein. (Rev. 11/27/02)

B.                   No waiver by the Board of any term or condition hereof shall be effective unless in writing and signed by the Chancellor or his designee. Any waiver shall be specifically limited to its terms, and shall not be deemed applicable to subsequent like circumstances.

C.                   Any purported oral amendment or waiver shall be void.

22.          Suspension of Deliveries

The Chancellor or his designee, may postpone, delay, or suspend the delivery of the goods or Services, or any part thereof, without additional compensation to the Contractor. In such event, (A) the time established for performance by the Contractor of any duty during the Term of this Agreement may, at the Contractor's option, be extended for the number of days the Contractor was delayed by said suspension, postponement, or delay provided the Term is not thereby extended; however, (B) the Term may, at the Board's option, be extended for the number of days the Contractor was delayed by said suspension, postponement, or delay.

23.          Cancellation

A.                  If the Contractor violates any provision of this Agreement, the Chancellor or his designee may pursue any legal or equitable remedies available to the Board. In addition, the Chancellor or his designee may seek to have the Contractor declared in default by a panel to be designated by the Chancellor. In the event that the Chancellor's designee shall determine the Contractor to be in default, the Board may cancel this Agreement and shall thereafter be relieved of all liability hereunder. Upon a finding of default in violation of this contract, the Contractor shall be deemed not responsible and disqualified from bidding for a period of four years, unless in such finding of default, a lesser penalty is imposed by reason of mitigating circumstances. (Rev.10/4/02)

B.                  In the event of breach of this Agreement by the Contractor, the Board shall have the right to cancel and terminate said Agreement, and the Contractor shall be liable to the Board for any additional cost of completion of the within services, the Board's other costs in connection with the termination, reletting and completion of the services. All such costs, along with any liquidated damages for delay provided herein, may be assessed by the Board against the Contractor and deducted by the Board from payment to be made to the Contractor under this or any other Agreement at any time between the Contractor and the Board or City. In the event that said costs exceed all sums owed at the termination date of this Agreement, the Contractor shall pay the amount of such excess to the Board upon notice from the Board of said amount, and in the event that said costs and liquidated damages are less than the sum payable under this Agreement as if same had been completed by the Contractor, the Contractor shall forfeit all claims to the difference to the Board. If the Board undertakes to secure the services or any part thereof under this section of the Agreement, the certificate of the Chancellor or his designee indicating the amount of services secured, the cost and excess cost, if any, of completing this Agreement, and the amount of liquidated damages hereunder, shall be conclusive and binding upon the Contractor, its assigns and all other claimants.

24.          Board Determination

The Chancellor or his designee shall in all cases determine the acceptability of the labor, materials, or Services which are delivered pursuant to this Agreement, including but not limited to their quality, delivery, and condition, and shall in all cases decide every question which may arise relative to the performance of this Agreement. The Contractor may not rely upon, and the Board shall not be bound by, any explanations, determinations or other statements by or from the Board which are not in writing and signed by the Chancellor or his designee.

25.          Investigations

25.1              The Contractor agrees to cooperate fully and faithfully with any investigation, audit or inquiry conducted by a State of New York (State) or City of New York (City) governmental agency or authority that is empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath, or conducted by the governmental agency that is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license that is the subject of the investigation, audit or inquiry.

25.2(a)            If any person who has been advised that his or her statement, and any information from such statement will not be used against him or her in any subsequent criminal proceeding refuses to testify before a grand jury or governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath concerning the award of, or performance under, any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision or public authority thereof, or the Port Authority of New York and New Jersey, or any local development corporation within the City, or any public benefit corporation organized under the laws of the State of New York; or,

25.2(b)           If any person refuses to testify for a reason other than the assertion of his or her privilege against self-incrimination in an investigation, audit or inquiry conducted by a City or State governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to take testimony under oath, or by the governmental agency that is a party in interest in, and is seeking testimony concerning the award of, or performance under, any transaction, agreement, lease, permit, contractor license entered into with the City, the State, or any political subdivision thereof or any local development corporation within the City, then:

25.3(a)            The commissioner or agency head whose agency is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license may convene a hearing, upon not less than (5) days written notice to the parties involved to determine if any penalties should attach for the failure of a person to testify.

25.3(b)            If any non-governmental party to the hearing requests an adjournment, the commissioner or agency head who convened the hearing may, upon granting the adjournment, suspend any contract, lease, permit, or license pending the final determination pursuant to paragraph 25.5 below without the City and Board incurring any penalty or damages for delay or otherwise.

25.4                 The penalties which may attach after a final determination by the commissioner or agency head may include but shall not exceed:

(a)             The disqualification for a period not to exceed five (5) years from the date of an adverse determination for any person, or any entity of which such person was a member at the time the testimony was sought, from submitting bids for, or transacting business with, or entering into or obtaining any contract, lease, permit or license with or from the City and Board; and/or

(b)             The cancellation or termination of any and all such existing City and Board contracts, leases, permits or licenses that the refusal to testify concerns and that have not been assigned as permitted under this agreement, nor the proceeds of which pledged, to an unaffiliated and unrelated institutional lender for fair value prior to the issuance of the notice scheduling the hearing, without the City and Board incurring any penalty or damages on account of such cancellation or termination; monies lawfully due for goods delivered, work done, rentals, or fees accrued prior to the cancellation or termination shall be paid by the Board.

25.5                 The Commissioner or agency head shall consider and address in reaching his or her determination and in assessing an appropriate penalty the factors in paragraphs (a) and (b) below. He or she may also consider, if relevant and appropriate, the criteria established in paragraphs (c) and (d) below in addition to any other information which may be relevant and appropriate:

(a)	The party's good faith endeavors or lack thereof to cooperate fully and faithfully with any governmental investigation or audit, including but not limited to the discipline, discharge, or disassociation of any person failing to testify, the production of accurate and complete books and records, and the forthcoming testimony of all other members, agents, assignees or fiduciaries whose testimony is sought.

(b)	The relationship of the person who refused to testify to any entity that is a party to the hearing, including but not limited to, whether the person whose testimony is sought has an ownership interest in the entity and/or the degree of authority and responsibility the person has within the entity.

	(c)	The nexus of the testimony sought to the subject entity and its contracts, leases, permits or licenses with the City and the Board.

	(d)	The effect a penalty may have on an unaffiliated and unrelated party or entity that has a significant interest in an entity subject to penalties under 25.4 above, provided that the party or entity has given actual notice to the commissioner or agency head upon the acquisition of the interest, or at the hearing called for in 25.3(a) above gives notice and proves that such interest was previously acquired. Under either circumstances the party or entity must present evidence at the hearing demonstrating the potential adverse impact a penalty will have on such person or entity.

25.6	(a)	The term "license" or "permit' as used herein shall be defined as a license, permit, franchise or concession not granted as a matter of right.

	(b)	The term "person" as used herein shall be defined as any natural person doing business alone or associated with another person or entity as a partner, director, officer, principal or employee.

	(c)	The term "entity" as used herein shall be defined as any firm, partnership, corporation, association, or person that receives monies, licenses, leases, or permits from or through the City or Board or otherwise transacts business with the City or Board.

	(d)	The term "member" as used herein shall be defined as any person associated with another person or entity as a partner, director, officer, principal or employee.

25.7              In addition to and notwithstanding any other provisions of this agreement, the commissioner or agency head may in his or her sole discretion terminate this agreement upon not less than three (3) days written notice in the event the Contractor fails to promptly report in writing to the Commissioner of Investigation of the City of New York any solicitation of money, goods, requests for future employment or other benefit or thing of value, by or on behalf of any employee of the City or Board, or other person, firm, corporation or entity for any purpose which may be related to the procurement or obtaining of this agreement by the Contractor or affecting the performance of this agreement.

26.         Reports. Inspection and Records

A.               The Contractor shall promptly provide all reports required by the Board, including without limitation, financial, program, statistical, analytical, narrative and progress reports. Unless otherwise provided herein, the final payment hereunder shall not be made until all reports have been submitted and approved by the Board.

B.               The Contractor shall, until six (6) years after completion of its services hereunder or six years after date of termination of this Agreement, whichever is later, maintain and retain complete and correct books and records relating to all aspects of the Contractor's obligations hereunder. Records must be maintained separately, so as to identify clearly the hours charged to this Agreement and be distinguishable from all other hours charged which are not related to this Agreement.

C.              The Contractor shall make its staff, and premises, books, records, operations, and Services provided under this Agreement, and those of its subcontractors, available to the Board and to any person, agency or entity designated by the Board, at any time, for program, audit, fiscal audit, inspection, observation, sampling, visitation and evaluation, and shall render all assistance and cooperation for said purposes. The Contractor agrees to attend, upon demand, any investigation conducted by the Board to produce any records and other documents required by the Board at that investigation, to cooperate with the Board, and to give swam testimony pertaining to those documents or the subject of the investigation; provided only that the investigation, testimony, records and documents relate to the subject of the Contractor's relationship with the Board of Education. If a corporation, partnership or government agency, the Contractor agrees to require its officers, employees and partners to comply with the foregoing.

D.              In its record keeping the Contractor shall also comply with all federal, state and local laws and regulations pertaining to such records, including, without limitation, the regulations of the Comptroller, and shall require its subcontractors to do likewise.

E.               In the event that any federal, state or local government agency, or other public or private agency conducts an audit of any of the Contractor's operations which pertains directly or indirectly to the goods and services provided pursuant to this Agreement, within five (5) working days after receipt by the Contractor of notice of the commencement of such audit the Contractor shall give notice of such commencement to the Board; and within five (5) working days after receipt by the Contractor of a copy of any resulting interim or final audit report, the Contractor shall supply one copy thereof to the Board. (6/24/88)

27.          Non-Assignment of Contract

The Contractor shall give its personal attention to the faithful performance of this Agreement. The Contractor covenants that it will not assign, transfer, convey, sublet or otherwise dispose of this Agreement or its right, title or interest therein or its power to execute such Agreement, to any other person or corporation without the previous written consent of the Chancellor or his designee. Request for permission to assign a contract shall be submitted in writing to the Chancellor's designee, Executive Director of the Division of Contracts and Purchasing, 65 Court Street, Brooklyn, New York 11201. A non-refundable processing fee of $250.00 for contract amounts less than $100,000.00 and $500.00 for contract amounts $100,000.00 or greater shall be submitted with the request. Said fee shall be by check or money order and made payable to the New York City Board of Education, Division of Contracts and Purchasing. The Chancellor's designee shall grant or deny such requests after consultation with the appropriate Division or Office, the decision is final and binding. If the Contractor in any way violates the terms of this provision, the Board shall have the right to cancel and terminate this Agreement, and the Board shall thereupon be relieved from all liability hereunder. Nothing contained herein shall be construed to affect an assignment by the Contractor for the benefit of its creditors made pursuant to the statutes of the State of New York. No right under this Agreement, or to any monies due or to become due hereunder, shall be asserted against the Board or the City in law or in equity by reason of a purported assignment of this Agreement, or any part thereof, or of any monies due or to become due hereunder, unless authorized as aforesaid. (Rev.11/27/02)

28.         Contractor’s Staff

The Contractor shall employ or contract for the services of only competent workmen, consultants, independent contractors and other employees as are, or reasonably may be, necessary for the performance of the Services hereunder. The Contractor warrants that it shall be solely responsible for its employees' work, direction, safety and compensation.         (6/84) The Contractor agrees to replace immediately any employee, and not engage such employee in the performance of this Agreement, if the Contractor is notified in writing that, in the opinion of either the Chancellor, a Community Superintendent, or their designees, such employee is incompetent or otherwise impedes the performance of the services hereunder.

29.          Confidentiality of Records

All personally identifiable student and staff information obtained by or furnished to the Contractor by the Board, and all reports and studies containing such information prepared or assembled by the Contractor, are to be kept strictly confidential by the Contractor and shall not be provided or disclosed to any third party without the express written permission of the Chancellor or his designee. The Contractor shall limit access to such material in its control to those of its employees performing services pursuant to this Agreement strictly on a need to know basis. The Contractor shall restrict its use of the information to its performance under this Agreement and shall return all such material to the Board upon the completion of the services herein.

30.          Testimony

If the project which is the subject matter of this Agreement at any time becomes involved in a proceeding, to which the Board or the City is a party, before any court, board, tribunal, panel, arbitrator, referee or agency, the Contractor shall provide such knowledgeable witnesses as the Board shall require, free of additional compensation of any kind. Nothing herein shall require the Contractor to provide testimony in any proceeding in which it is a party with interests opposed to those of the Board.

31.          No Personal Liability

Neither the Chancellor, nor any board members, nor any officer, employee, agent or representative of the Board or of the City shall be personally liable, based upon any theory of law or equity, to the Contractor or to any party claiming on behalf of or through the Contractor, under this Agreement, or by reason of any individual's actions or failure to act in any way connected with this Agreement, whether or not the action shall have been within or without an individual's scope of authority. The scope of this provision includes personal injury to any personal interest (commercial or otherwise), physical injury (including death), property damages, and any pecuniary damages where such injuries or damages result from or arise out of negligence. The Contractor further waives any and all rights to make a claim or commence an action or special proceeding, in law or equity, against any of the aforementioned individuals, and the Contractor hereby assigns its complete right, title, and interest in any such claim, action, or special proceeding to the Board. (Rev. 12/12/02)

32.          Indemnification

The Contractor shall protect, indemnify and hold harmless the Board and the City from any and all claims, suits, actions, costs and damages to which the Board and the City may be subjected by reason of injury to person or property, or wrongful death, as may result of any act, omission, carelessness, malpractice or incompetence of the Contractor, or anyone employed or engaged by the Contractor, in connection with the performance of this Agreement. (12/19/02)

33.         Conflicts of Interest

A.          Except as stated in paragraph B, no non-governmental Contractor may have on its Board of Directors (or comparable body), employ or have under contract for services (1) any present full-time officer or employee of the City of New York or the Board of Education or any part-time officer or employee of the Board, or (2) any present full- time officer or employee of the City on leave from the City or the Board or any part- time officer or employee of the Board currently on leave from the Board. Generally, the Conflicts of Interest Board may grant waivers of this provision, if an employee or officer is not involved in the Contractor's business with the City or the Board. Said waivers are discretionary and must be approved prior to the commencement of services by that individual. The Board of Education's Ethics Officer must be contacted if an officer or employee wishes to request a waiver. (Rev.12/12/02)

B.          No Board of Education officer or employee may serve as an unpaid member of a Board of Directors (or comparable body) of a non-governmental not-for-profit Contractor without the permission of the Chancellor. To obtain this permission, the officer or employee must contact the Board of Education's Ethics Officer. All other City officers or employees may serve as unpaid members of Boards of Directors (or comparable body) of a non-governmental not-for-profit Contractor, if the officer or employee has no involvement with the Contractor's business with the City or the Board. (Rev.11/27/02)

C.           No officer or employee of the Board of Education, or the officer or employee's spouse/ domestic partner or unemancipated child(ren) can have an ownership interest in the contractor, defined as an interest which exceeds five percent of the firm or an investment of $32,000 in cash or other form of commitment, whichever is less, and any lesser interest when the officer or employee or spouse, unemancipated child(ren), or domestic partner exercises managerial control or responsibility regarding any such firm. For Contractors with stock that is publicly traded, compliance with this subparagraph C is the obligation of Board of Education employees and officers. (1/16/03)

D.           No former officer or employee of the Board may appear before the Board on behalf of a non- governmental Contractor within one year of the former officer or employee's termination of service with the Board. An appearance before the Board includes all communications with the Board. However, a former employee of the Board is not prohibited from serving on a non-governmental Contractor's Board of Directors (or comparable body), or from employment or contracting for services with the Contractor, provided that the former employee does not appear before the Board within one year of the termination of service with the Board.

E.           No former officer or employee of the City (including the Board) may have any involvement on behalf of a non-governmental Contractor with any aspect of a contract, including services under that contract, if that former officer or employee was involved substantially and personally with any aspect of that contract while employed by the City. Any former City employee whose duties for the City or the Board involved a contract shall contact the New York City Conflicts of Interest Board for clarification before having any involvement with the contract on behalf of a non-governmental Contractor or any other private interest.

F.           The Contractor warrants that, other than a bona fide employee or contractor regularly working as a sales representative for the Contractor, no person, selling agency, or other entity has solicited or secured this Agreement, or has been employed or retained to do so, for a commission, percentage, brokerage fee or contingent fee.

G.          The Contractor shall not give, and warrants that it has not given or promised to give, any gift to a community school board member, school leadership team member or to any officer, employee or other person whose salary is payable in whole or part from Board or City funds, or other funds under this Agreement. The word 'gift" shall include, without limitation, money, tangible goods, services, loans, promises or negotiable instruments. (2/13/01)

H.           If the Contractor violates any provision of this paragraph, the Board may, at its option: (1) cancel and terminate this Agreement and be relieved of all liability hereunder; (2) deduct all amounts paid by the Contractor or other value given by the Contractor in violation of this paragraph from payments made or to be made to the Contractor under this or any other Agreement at any time; (3) require the refund of any funds paid hereunder; (4) any combination of the foregoing; or (5) any other action the Board deems necessary and appropriate as permitted by law. Any breach of the warranties or violation of the provisions of this paragraph shall be grounds to find the Contractor or its principals as not a responsible bidder on other Board or City contracts.

I.           Provider shall adhere to the Central Board of Education policy on Conflicts of Interest, the Chancellor’s Regulations on Conflicts of Interest C-110, and the New York City Charter provisions on Conflicts of Interest which are hereby incorporated by reference as if fully attached hereto.

34.         Antitrust

The Contractor assigns to the Board its right, title and interest in and to any claim or cause of action arising under the antitrust laws of New York State or the United States relating to the goods or Services purchased or procured by the Board pursuant to this Agreement

35.         Mercer and Choice of Law

This written Agreement constitutes the entire agreement of the parties, and no other prior or contemporaneous agreement, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind any of the parties hereto, or to vary any of the terms contained herein. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to its conflict of law rules.

36.         Participation in an International Boycott

A.           The Contractor agrees that neither it nor any substantially-owned affiliated company is participating or shall participate in an international boycott in violation of the provisions of the Export Administration Act of 1979, as amended, or the regulations of the United States Department of Commerce promulgated thereunder.

B.           Upon the final determination by the Commerce Department or any other agency of the United States that the Contractor or a substantially-owned affiliated company thereof, participated, or is participating, in an international boycott in violation of the provisions of the Export Administration Act of 1979, as amended, or the regulations promulgated thereunder, the Chancellor or his designee may, at his option, render forfeit and void this contract. (1/12/89)

37.         No Discrimination

A.           The Contractor will strictly comply with all applicable Federal, State and Local laws pertaining to the subject of discrimination on any ground, as they may now read or as they may hereafter be amended.

B.           The Contractor is, and will remain, an Equal Opportunity Employer. In addition to the other requirements of this paragraph 37, the Contractor shall provide equal opportunity for all qualified persons, and shall not discriminate in employment because of race, creed, gender, color, age, sexual orientation, national origin, handicapping condition, marital status, or religion and shall promote the full realization of equal opportunity. (Rev. 9/20/88)

C.           Pursuant to the provisions of the New York State Labor Law, the Contractor agrees, in its operations performed within the State of New York:

(1)         That in the hiring of employees for the performance of work under this contract or any subcontract hereunder, neither the contractor, subcontractor, nor any person acting on behalf of such contractor or subcontractor, shall by reason of race, creed, color, sex or national origin discriminate against any citizen of the State of New York who is qualified and available to perform the work to which the employment relates;

(2)         That no contractor, subcontractor, nor any person on his behalf shall, in any manner, discriminate against or intimidate any employee hired for the performance of work under this contract on account of race, creed, color, sex or national origin;

(3)         That there may be deducted from the amount payable to the contractor by the state or municipality under this contract a penalty of five dollars for each person for each calendar day during which such person was discriminated against or intimidated by the contractor or subcontractor, or anyone acting on behalf of the contractor in violation of the provisions of the contract;

(4)         That this contract may be cancelled or terminated by the state or municipality, and all moneys due or to become due hereunder may be forfeited, for a second or any subsequent violation of the terms or conditions of this section of the contract;

(5)         The aforesaid provisions of this section covering every contract for or on behalf of the state or a municipality for the manufacture, sale or distribution of materials, equipment or supplies shall be limited to operations performed within the territorial limits of the State of New York; and

(6)          That the Board is, for purposes of this subparagraph C., a "state or municipality." (Rev. 11/25/96)

38.          Equal Employment Opportunity Requirements for Professional Contractors

A.           Definition of Terms for the Implementation of a Program of Affirmative Action.

The following terms, when used in this paragraph, shall have the meanings given for them.

(1)          "Employee": Any person employed full or part-time in any capacity by the Contractor or sub-contractor.

(2)          "Minority Groups and Affected Classes": Blacks, Hispanics (Non-European), Asian Americans, American Indians, females and individuals with handicapping conditions.

(3)         "Program of Affirmative Action": A detailed, result-oriented set of written procedures submitted by a Contractor or sub-contractor which when implemented with conscious effort results in compliance with the Equal Opportunity Policy herein, through full utilization and equal treatment of minorities, women and individuals with handicapping conditions at all levels and in all segments of the Contractor's or sub- contractor's work force. An effective Program of Affirmative Action shall include but not necessarily be limited to, the following elements (Rev. 9/20/88):

(a)          Development or reaffirmation of the Contractor's or sub-contractor's Equal Opportunity Policy;

(b)          Dissemination of the Policy;

(c)          Responsibility for implementation;

(d)          A survey and analysis of employment at all levels and in all categories and aspects of the Contractor's or sub-contractor's work force, which determines if and at which levels, categories, and aspects there is an underutilization of minority and female employees;

(e)          An analysis of employment policies and practices, including but not limited to seniority systems, recruitment, training, promotion, insurance and job benefits and their effects upon minorities, women and individuals with handicapping conditions;

(f)           Corrective actions taken, or to be taken, toward the elimination of any employment policy or practice having a discriminatory effect on minority group members and women; and

(g)          Description of the Contractor's efforts to engage, as sub-contractors, bona fide minority business enterprises and female enterprises.

(4)         “Goals and Timetables”: Projected levels of achievement resulting from an analysis by the Contractor or sub-contractor of deficiencies, and of what it can reasonably do to remedy them within a specified time period.

(5)         “Underutilization”: Having fewer minorities, women and individuals with handicapping conditions in a particular job classification than would reasonably be expected by their availability in the appropriate labor force.

(6)          “The Office”: The Office of Equal Opportunity of the Board.

B.            Required Program of Affirmative Action

(1)           The Contractor is required to identify and eliminate overt and covert discriminatory practices and implement the Program of Affirmative Action. Upon demand of the Office the Contractor shall submit to the Office a detailed written Program of Affirmative Action (hereinafter referred to as a "P.A.A."). In the event the Contractor submits a P.A.A. not acceptable to the Office, the Office will require the correction or revision of the P.A.A. to its satisfaction.

(2)           In the event the Contractor fails to submit such an acceptable P.A.A. within the time specified in the demand, the Contractor may be declared in default. The Director shall be the sole judge of the P.A.A.'s acceptability. The P.A.A. shall:

(a)           Apply to all Board of Education professional services contracts with the Contractor;

(b)           Encompass all phases of the employment process, including evaluation of job classification to ensure job relatedness, recruitment, selection, validity of examinations, retention, layoffs, seniority, assignments, training, promotion, salary and benefits;

(c)            Fulfill the following requirements:

(i)             Include measurable goals, reasonable timetables and specific programs to be implemented by the contractor to identify and eliminate deficiencies in employment practices with respect to the underutilization of members of minority groups and members of affected classes;

(ii)           Include a statement of the present utilization of minority group members and women in the Contractor's work force and a projection of the minority utilization in the Contractor’s work force for the life of the Contract and for at least a one-year period succeeding its completion. This statement and projection shall include present and projected (1) rates of hiring and promotion of minority group members and women in specific job categories at each wage rate within each level of employment and according to major organizational unit, and (2) percentages of minority group and women utilization in specific job categories at each wage rate within each level of employment, and according to major organizational workforce;

(iii)         Include all of the Contractor's facilities within New York City as well as those facilities located elsewhere within the continental limits of the United States;

(iv)        Specify the union(s) or other employee organizations to which the Contractor's employees belong, and shall include commitments to good faith efforts to effect Equal Opportunity changes directly or indirectly, in programs by such unions or organizations to recruit, train, qualify or otherwise select members, if such changes are deemed necessary. The P.A.A. shall also include a copy of any agreement with an employee association which affects employment policies and practices;

(v)         Be submitted in such format as shall be specified by the Director of the Office;

(vi)        Include a commitment to submit to the Director a separate P.A.A., of the form (i) to (v) hereof, for each subcontractor prior to approval of the subcontractor by the Board of Education;

(vii)       Include a written evidence or proof which shows that minority entrepreneurs have been solicited and given an equal opportunity to submit proposals and that such proposals have been given equal consideration for award;

(viii)       Contain commitments as to goals for minority and affected classes employment and adoption of equal employment practices not less strict than the commitments contained in the Contractor's most recent P.A.A. which was approved by the Office.

C.           Compliance Inspection Report

Upon demand of the Office the Contractor shall, within the specified time, submit to the Office a Compliance Inspection Report. The completed Compliance Inspection Report must be returned to the Office within such time as is specified in the requisition for information accompanying the report form.

D.          Conferences

The Contractor shall attend such conferences as shall be required by the Office for the purpose of acquainting it with the statutory and contractual requirements and what specific measures shall constitute an acceptable P.A.A.

E.          Implementation of P.A.A.

During the Term of the Contract, the Contractor shall successfully implement the P.A.A. approved by the Office.

F.          Default

If, in the opinion of the Office, the Contractor has breached any of the requirements of paragraphs 36 or 37 hereof it may seek to have the Contractor declared in default by the Chancellor's designee as provided elsewhere herein. (Rev. 10/10/02)

For further information concerning these rules, regulations or procedures, contractors may consult with the Office of Equal Opportunity of the Board.

39.         MacBride Principles Provisions for Board of Education Contractors

ARTICLE I. MACBRIDE PRINCIPLES

PART A

In accordance with section 6-115.1 of the Administrative Code of the City of New York, the Contractor stipulates that such Contractor and any individual or legal entity in which the Contractor holds a ten percent or greater ownership interest and any individual or legal entity that holds a ten percent or greater ownership interest in the Contract either (a) have no business operations in Northern Ireland, or (b) shall take lawful steps in good faith to conduct any business operations they have in Northern Ireland in accordance with the MacBride Principles, and shall permit independent monitoring of their compliance with such principles.

PARTB

For purposes of this section, the following terms shall have the following meanings:

"MacBride Principles" shall mean those principles relating to nondiscrimination in employment and freedom of workplace opportunity which require employers doing business in Northern Ireland to:

(1)         increase the representation of individuals from underrepresented religious groups in the work force, including managerial, supervisory, administrative, clerical and technical jobs;

(2)         take steps to promote adequate security for the protection of employees from underrepresented religious groups both at the workplace and while traveling to and from work;

(3)         ban provocative religious or political emblems from the workplace;

(4)         publicly advertise all job openings and make special recruitment efforts to attract applicants from underrepresented religious groups;

(5)         establish layoff, recall and termination procedures which do not in practice favor a particular religious group;

(6)         abolish all job reservations, apprenticeship restrictions and different employment criteria which discriminate on the basis of religion;

(7)         develop training programs that will prepare substantial numbers of current employees from underrepresented religious groups for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade and improve the skills of workers from underrepresented religious groups;

(8)         establish procedures to assess, identify and actively recruit employees from underrepresented religious groups with potential for further advancement; and

(9)         appoint a senior management staff member to oversee affirmative action efforts and develop a timetable to ensure their full implementation.

ARTICLE II. ENFORCEMENT OF ARTICLE I.

The Contractor agrees that the covenants and representations in Article Iabove are material conditions to this contract. In the event the contracting entity receives information that the Contractor who made the stipulation required by this section is in violation thereof, the contracting entity shall review such information and give the Contractor an opportunity to respond. If the contracting entity finds that a violation has occurred, the entity shall have the right to declare the Contractor in default and/or terminate this contract for cause and procure the supplies, services or work from another source in any manner the entity deems proper. In the event of such termination, the Contractor shall pay to the entity, or the entity in its sole discretion may withhold from any amounts otherwise payable to the Contractor, the difference between the contract price for the uncompleted portion of this contract and the cost to the contracting entity of completing performance of this contract either itself or by engaging another contractor or contractors. In the case of a requirements contract, the Contractor shall be liable for such difference in price for the entire amount of supplies required by the contracting entity for the uncompleted term of its contract. In the case of a construction contract, the contracting entity shall also have the right to hold the Contractor in partial or total default in accordance with the default provisions of this contract, and/or may seek debarment or suspension of the Contractor. The rights and remedies of the entity hereunder shall be in addition to, and not in lieu of, any rights and remedies the entity has pursuant to this contract or by operation of law. (8/92)

40.         Set-Off Rights

The Board shall have all of its common law, equitable and statutory rights of set-off. These rights shall include, but not be limited to, the Board's option to withhold for the purposes of set-off any moneys due and owing to the Board with regard to this Agreement, any other agreement with the Board, including any agreement for a term commencing prior to the term of this Agreement, plus any amounts due and owing to the Board for any other reason. The Board shall exercise its set-off rights in accordance with normal Board practices including, in cases of set-off pursuant to an audit. the finalization of such audit by the Board, its representatives, or the State or City Comptroller. (1/95)

41.         Non-Collusive Bidding

If this Agreement was awarded by the Board based upon the submission of bids or proposals, Contractor warrants under penalty of perjury, that its bid or price quotation was arrived at independently and without collusion aimed at restricting competition. (10/92)

42.         Intentionally Left Blank (Burma Provision Deleted 9/6/01)

43.         Intentionally Left Blank (Year 2000 Compliance Required Deleted 11/27/02)

44.         Fair and Ethical Business Practices

A. Fair and Ethical Business Practices shall be strictly adhered to during the term of this Agreement. During the term of this Agreement, Contractor shall not:

(1)         File with a government office or employee, a written instrument which intentionally contains a false statement or false information;

(2)         Intentionally falsify business records;

(3)        Give, or offer to give, money, gifts or anything of value or any other benefit to a labor official or public servant with intent to influence that labor official or public servant with respect to any of his or her official acts, duties or decisions as a labor official or public servant;

(4)        Give or offer to give, money, gifts or anything of value or any other benefit to a labor official or public servant for any reason;

(5)        Give, or offer to give, money, gifts or other benefit(s) to an official or employee of a private business with intent to induce that official or employee to engage in unethical or illegal business practices;

(6)        Knowingly participate in the criminal activities of any organized crime group, syndicate or "family," nor shall any person employed by or associated with any such organized crime "family," syndicate or group participate through criminal means in any of the business affairs of Contractor.

B.           Contractor certifies throughout the term of this Agreement, that there have been no changes in circumstances, conditions or status of Contractor's qualification(s) as reflected in Contractor Questionnaire or other such documents submitted to the Board. Any change in the information provided by Contractor in its questionnaire currently on file with the Board must be immediately reported to the Board. In addition, Contractor shall immediately notify the Board of any of the following events if it becomes known that any director, partner, officer, member or employee of Contractor, or any shareholder owning 5% of more of Contractor's membership interests:

(1)          is the subject of investigation involving any violation of criminal law or other federal, state or local law or regulation by any governmental agency; or

(2)          is arrested, indicted or named as an unindicted co-conspirator in any indictment or other accusatory instrument; or

(3)          is convicted of any felony under state or federal law and/or any misdemeanor involving a business-related crime. (10/8/98)

45.          Indemnification Language

The Contractor shall defend, indemnify and hold the Department and the City harmless from and against any and all claims, suits, damages, judgments, liabilities, costs, and expenses, including reasonable attorneys' fees, to which they may be subject because of or related to any claim that the Copyrightable Materials or their use constitutes an infringement by the Contractor or a violation by the Contractor of the copyright, patent, trademark, or any other property or personal right of any third party. For the purposes of this provision, "Copyrightable Materials" shall include any reports, documents, data, photographs, software, and/or other materials provided pursuant to this agreement, regardless of whether the copyright in such materials is or shall be owned by the Department, the Contractor, or third parties. This indemnification shall survive the termination or expiration of this Agreement. This indemnification provision shall not be limited in any way by the Contractor's obligations to obtain insurance as provided under this Agreement. Furthermore, Contractor shall defend and settle at its sole expense all suits or proceedings brought against Contractor arising out of the foregoing. However, in cases involving software, no such settlement shall be made that prevents the Department from continuing to use the software without the Department's prior written consent, which consent shall not be withheld unreasonably. 1/15/03

46.          Dispute Resolution Procedure

A.           In the event the Contractor and the Board are unable to resolve their differences concerning a determination by the Board, the Contractor may initiate a dispute in accordance with the procedure set forth in this Section 46. Exhaustion of these dispute resolution procedures by Contractor shall be a precondition to any lawsuit permitted hereunder.

B.           The Dispute Resolution Officer ("DRO") selected by the Executive Director of the Division of Contracts and Purchasing shall be authorized to decide all questions of any nature whatsoever arising out of, under or in connection with, or in any way related to or on account of, this Agreement (including claims in the nature of breach of contract or fraud or misrepresentation before or subsequent to contract award) and the DRO 's decision shall be conclusive, final and binding on the parties. The DRO's decision may be based on such assistance as s/he may find desirable, including advice of experts. The effect of the DRO's decision shall not be impaired or waived by any negotiations or settlement offers in connection therewith, or by any prior decision of others, which prior decisions shall be deemed subject to review, or by any termination or cancellation of this Agreement.

C.           All such disputes shall be submitted in writing by the Contractor to the DRO, together with all evidence and other pertinent information with regard to such questions, in order that a fair and impartial decision may be made. The Board Contract Manager may submit to the DRO all materials that s/he deems pertinent to the dispute. The DRO shall render a decision in writing and deliver a copy of same to the parties within forty-five (45) days of the conclusion of submission of all materials and information, or such longer time as may be agreed to by the parties. In an unusually complex case, the DRO may render his or her decision in a longer period of time, not to exceed ninety (90) days or such longer time as may be agreed to by the parties, and shall so advise the parties at the commencement of this period. The DRO 'S decision shall be deemed a final agency action.

D.          During such time as any dispute is being presented, heard, and considered pursuant to this Section 46, the terms of this Agreement shall remain in full force and effect and the Contractor shall continue to provide any services in accordance with this Agreement. Failure of the Contractor to continue to provide services shall constitute a material breach of contract.

E.           If the Contractor protests the determination of the DRO, the Contractor may commence a lawsuit in Supreme Court, County of New York under Article 78 of the New York Civil Practice Law and Rules. Such review of the Court shall be limited to the question of whether or not the DRO 's decision was made in violation of lawful procedure, was affected by an error of law, or was arbitrary and capricious or an abuse of discretion. No evidence or information shall be introduced or relied upon in such an action or proceeding that has not been presented to the DRO prior to the making of his or her decision.